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                                                                    Exhibit 99.2

                                    STERLING
                           --------------------------

                               B A N C S H A R E S



                                  NEWS RELEASE


For More Information, Call 713/466-8300           For Release February 18, 1998
George Martinez
J. Downey Bridgwater


               STERLING BANCSHARES TO ACQUIRE HUMBLE NATIONAL BANK

         HOUSTON, Texas, February 18, 1998 - Sterling Bancshares, Inc. (NASDAQ:SBIB) announced today that it has agreed to acquire Humble National Bank, in a stock-for-stock merger. Based upon Humble National's financial statements at December 31, 1997, the transaction will add to Sterling's expanding franchise $54.2 million in assets and $49.6 million in deposits, as well as a well-located bank office at FM 1960 East Bypass and U.S. Highway 59.

         Under the terms of the merger, shareholders of Humble National will receive 0.6036 shares of Sterling common stock for each share of Humble National common stock. The transaction has been structured and is expected to qualify as a tax-free exchange to Humble National shareholders and will be accounted for as a pooling of interests. The proposed merger is subject to customary closing conditions, including receipt of all requisite regulatory approvals and the approval of Humble National's shareholders. The transaction is expected to close during the second quarter of 1998.

         George Martinez, Chairman of Sterling, said, "The acquisition of Humble National Bank complements our supercommunity bank strategy and geographically extends our expanding franchise to an important segment of the Houston market. In addition to Humble National's recent growth and its exemplary customer service reputation, the strong presence of owner-operated businesses and the absence of a supercommunity bank in the Humble market made this opportunity extremely attractive to us. Sterling's commitment to local decision-making and personal service will ensure that the transaction is transparent to Humble National's customers, while providing them with enhanced convenience, a broader array of products and services, and the benefits of customer-oriented new technologies."

         H. Dean Mann, Chairman of Humble National, commented, "While we are pleased with our substantial growth in recent years, we are aware our market demands that we invest significant funds to increase our level of technology and initiate additional products and services that our customers deserve. Having taken substantial time to find the right partner and after becoming fully acquainted with Sterling's business philosophy and strategy, we are extremely excited that our union with Sterling insures that Humble will continue to have a premier community bank and our employees' and customers' interests will be best served. We are excited to welcome Sterling to the Humble community."


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Sterling Bancshares, Inc., News Release
February 18, 1998
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         Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $1.1 billion that operates sixteen community banking offices in the Houston area through its subsidiary, Sterling Bank. Sterling continues to seek acquisition possibilities among community banks in the Houston area. Sterling's common stock is traded through the NASDAQ National Market System under the symbol SBIB.